Exhibit 23.1

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
Accounting Oversight Board
5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

e-Future Information Technology Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated April 1, 2005 with respect to the December 31, 2003 and 2004 financial statements of e-Future Information Technology Inc. in the Registration Statement on Form F-1 relating to the registration of 1,500,000 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

June 20, 2005